                                                                    EXHIBIT 12.1


                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)



                                    Six Months                        Years Ended December 31,
                                    Ended June 30,    ------------------------------------------------------
                                        2000  (1)       1999  (1)           1998  (1)          1997  (1)
                                  ------------------- ---------------  -----------------    ----------------


Income before taxes                 $    486,167        $   1,002,558       $    682,763         $   644,075
                                    ------------      ---------------  -----------------    ----------------

Fixed charges:

  Interest                             1,729,392            2,564,822          2,876,712           2,573,582

  Interest factor in rents                32,351               61,322             56,139              53,665
                                    ------------      ---------------  -----------------    ----------------

  Total fixed charges                  1,761,743            2,626,144          2,932,851           2,627,247
                                    ------------       --------------  -----------------    ----------------

Income before taxes and
  fixed charges                      $ 2,247,910           $3,628,702        $ 3,615,614          $3,271,322
                                    ============      ===============  =================    ================

Ratio of earnings to fixed charges           1.3                  1.4                1.2                 1.2
                                    ============      ===============  =================    ================




                                          Years Ended December 31,
                                    ------------------------------------
                                        1996  (1)            1995
                                    ----------------    ----------------


Income before taxes                      $   558,999        $    102,677
                                    ----------------    ----------------

Fixed charges:

  Interest                                 1,971,788           1,969,811

  Interest factor in rents                    54,537              59,491
                                    ----------------    ----------------

  Total fixed charges                      2,026,325           2,029,302
                                    ----------------    ----------------

Income before taxes and
  fixed charges                           $2,585,324          $2,131,979
                                    ================    ================

Ratio of earnings to fixed charges               1.3                 1.1
                                    ================    ================



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


(1) Income before taxes includes minority interest in wholly owned subsidiary trusts.